Exhibit 99.02

         FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment") is made this 2nd day of August, 2002, by and between Zurickirch Corp., a Nevada corporation ("Zurickirch"), John Chris Kirch, an individual residing in Salt Lake City, Utah; and Aspect Semiquip International, Inc., an Arizona corporation ("ASI").

WHEREAS, the parties entered into an Agreement and Plan of Reorganization ("Agreement") on May 15, 2002, whereby all of the issued and outstanding capital stock of ASI was to be acquired in a tax free reorganization.

WHEREAS, the parties desire to amend the Agreement to reflect various revisions in the representations, warranties and covenants of the parties and to close the Agreement.

NOW, THEREFORE, for the mutual benefits of the parties and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

1. Section 1.01 of the Agreement is hereby deleted in its entirety and the following substituted therefor.
1.01 .
On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.05 hereof), the sole remaining owner of record of all of the stock of ASI issued and outstanding on the Closing Date as set forth on Exhibit A-1 (the "ASI Stockholder") shall assign, transfer, and deliver to Zurickirch, free and clear of all liens, pledges, encumbrances, charges, restrictions, or claims of any kind, nature, or description, all outstanding shares of common stock of ASI (the "ASI Shares") held by the ASI Stockholder which shares shall represent all outstanding shares of ASI common stock, and Zurickirch agrees to acquire such shares on such date by issuing and delivering in exchange therefor an aggregate of approximately 18,000,000 restricted shares of Zurickirch common stock, par value $0.001 per share, (the "Zurickirch Common Stock"). All shares of Zurickirch Common Stock to be issued and delivered pursuant to this Agreement shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the Zurickirch Common Stock which may occur between the date of the execution of this Agreement and the Closing Date. Following the issuance of the 18,000,000 shares as set forth herein, the ASI Stockholder shall hold at least an aggregate of 83% of the voting and beneficial interest of all outstanding securities of Zurickirch.

2. Section 1.03 of the Agreement is hereby deleted in its entirety and the following substituted therefor:
1.03 Operation as Wholly-Owned Subsidiary.
After giving effect to the transaction contemplated hereby, Zurickirch will own all the outstanding shares of ASI and ASI will be a wholly-owned subsidiary of Zurickirch operating under the name Aspect Semiquip
International, Inc. or such other name selected by the shareholders and management of ASI.

3. Section 2.04(a) of the Agreement is deleted in its entirety and the following substituted therefor:
2.04 Financial Statements.
(a) Included in Schedule 2.04 or otherwise available from EDGAR through the SEC's website, www.sec.gov, are the audited balance sheet of Zurickirch as of its last fiscal year, and the related statements of operations, stockholders' equity (deficit), and cash flows for its last fiscal year including the notes thereto, and the accompanying report of Zurickirch's independent certified public accountant and unaudited financial statements for the six (6) month period ended June 30, 2002, including a balance sheet, income statement and statement of cash flows and related notes as reviewed by Zurickirch's independent certified public accountant.

4. Section 3.03 of the Agreement is hereby deleted in its entirety and the following substituted therefor:
3.03 Capitalization.
The issued and outstanding shares of ASI consist of 1,750,000 shares of common stock, and the issued shares consist of 942,299 shares of treasury common stock. All issued and outstanding shares of ASI are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person. All shareholders are either offshore, sophisticated or accredited investors and have supplied written representation to ASI of such status. Except as set forth on Schedule 3.03, there are no dividends or other amounts due or payable with respect to any of the shares of capital stock of ASI.

5. Section 3.10 is hereby deleted in its entirety and the following language is substituted therefor:
3.10 Material Contract Defaults.
Except as set forth in Schedule 3.10, ASI is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of ASI, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which ASI has not taken adequate steps to prevent such a default from occurring.

6. Section 4.01 is hereby deleted in its entirety and the following language is substituted therefor:
4.01 Shareholder Approval.
(a) Zurickirch shall call and hold a meeting of its shareholders, or obtain the written consent of a majority of its shareholders, to approve the transactions contemplated by this Agreement including the acquisition of ASI through the issuance of Zurickirch Common Stock for all of the issued and outstanding ASI Shares.

7. Section 5.02 is hereby deleted in its entirety.

8. Section 5.05 is hereby deleted in its entirety.

9. Any and all schedules attached to the Agreement are hereby deleted and the schedules attached hereto are substituted therefore.
IN WITNESS WHEREFOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

Zurickirch Corp.                         Aspect Semiquip International, Inc.
a Nevada corporation                     a Arizona corporation


By: /s/                                  By: /s/
John Chris Kirch, President                 Douglas Dixon, CEO